Exhibit 11.1


                      COMPETITIVE TECHNOLOGIES, INC.
               Schedule of Computation of Earnings Per Share
                                (Unaudited)


                                                 Year ended July 31,
                                           2000          1999         1998

Net income (loss) applicable to
   common stock:
   Basic  and diluted                 $ 1,300,937   $ 2,919,384   $(1,235,489)

  Weighted average common shares
     outstanding                        6,079,211     5,982,112     5,969,434
  Adjustments for assumed
     exercise of:
     Stock  options                       106,022        27,589        38,571*
     Stock warrants                         2,174            --         3,501*
  Weighted average number of common
    shares outstanding and dilutive
     securities                         6,187,407     6,009,701     6,011,506

Net income (loss) per share
   of common stock:
     Basic and diluted                $      0.21   $      0.49   $     (0.21)


* Anti-dilutive.


These calculations are submitted in accordance with Regulation S-K item 601
(b) (11) which differ from the requirements of paragraph 13 of Statement of Financial Accounting Standards No. 128 because they produce an anti-dilutive result.